INDEPENDENT AUDITORS' CONSENT


The Stockholders and Board of Directors
The Network Connection, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 333-38313 and 333-38315) on Form S-8 of The Network Connection, Inc. of our report dated October 12, 1999, relating to the balance sheets of The Network Connection, Inc. as of June 30, 1999 and October 31, 1998, and the related statements of operations, changes in stockholders' equity (deficiency) and comprehensive income and cash flows for the Transition Period ended June 30, 1999 and each of the years in the two year period ended October 31, 1998, which report appears in the June 30, 1999, annual report on Form 10-KSB of The Network Connection, Inc.

                                               /s/ KPMG LLP

Phoenix, Arizona
October 12, 1999